Exhibit 99.1

Consolidated Financial Statements

As of and for the year ended December 31, 2025

Management Report on Assessment of Internal Control Over Financial Reporting

Office Properties Income Trust, or OPI, and its consolidated subsidiaries, or, together with OPI, we, us or our, are responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control system is designed to provide reasonable assurance to our management and Board of Trustees regarding the preparation and fair presentation of published financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2025. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) in Internal Control—Integrated Framework. Based on this assessment, we believe that, as of December 31, 2025, our internal control over financial reporting is effective.

Deloitte & Touche LLP, the independent registered public accounting firm that audited our 2025 Consolidated Financial Statements has issued an attestation report on our internal control over financial reporting. Its report appears elsewhere herein.

OFFICE PROPERTIES INCOME TRUST

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Trustees of Office Properties Income Trust

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Office Properties Income Trust (“Debtor-in-Possession”) (the "Company") as of December 31, 2025 and 2024, the related consolidated statements of comprehensive income (loss), shareholders' equity, and cash flows, for each of the two years in the period ended December 31, 2025, and the related notes to the consolidated financial statements (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2026, expressed an unqualified opinion on the Company's internal control over financial reporting.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has insufficient liquidity to satisfy its obligations as they come due, limited alternatives available to it to obtain debt or equity financing, an inability to refinance its maturing debt, and has filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Bankruptcy Proceedings

As discussed in Note 1 to the financial statements, the Company has filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The accompanying financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (1) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (2) as to prepetition liabilities, the settlement amounts for allowed claims, or the status and priority thereof; (3) as to shareholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (4) as to operations, the effect of any changes that may be made in its business.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Impairment of Real Estate Properties — Refer to Notes 2 and 4 to the Financial Statements

Critical Audit Matter Description

The Company’s investments in real estate properties were $2.9 billion, net of accumulated depreciation of $730.0 million as of December 31, 2025. These real estate properties are evaluated for impairment periodically or when events or changes in circumstances indicate that the carrying amount of a real estate property may not be recoverable. Impairment indicators may include declining tenant occupancy, weak or declining profitability from the property, decreasing tenant cash flows or liquidity, the Company’s decision to dispose of a property before the end of its estimated useful life, and legislative, market or industry changes that could permanently reduce the value of a property. If indicators of impairment are identified for any real estate property, the Company evaluates the recoverability of that real estate property by comparing undiscounted future cash flows expected to be generated by the real estate property over the Company’s expected remaining hold period to the respective carrying amount. The Company’s undiscounted future cash flows analysis requires management to make significant estimates and assumptions related to expected remaining hold periods, market rents, and terminal capitalization rates.

We identified the impairment of real estate properties as a critical audit matter because of the significant estimates and assumptions management makes to evaluate the recoverability of real estate properties. This required a high degree of auditor judgment and an increased extent of effort when performing audit procedures to evaluate the reasonableness of the significant estimates and assumptions related to expected remaining hold periods, market rents, and terminal capitalization rates within management’s undiscounted future cash flows analysis which are sensitive to future market or industry considerations.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the undiscounted cash flows analysis for each real estate property or group of properties with impairment indicators included the following among others:

•	We tested the effectiveness of controls over management’s evaluation of the recoverability of real estate properties, including the key assumptions utilized in estimating the undiscounted future cash flows.

•	We evaluated the undiscounted cash flow analysis including estimates of expected remaining hold period, market rents, and terminal capitalization rates for each real estate property or group of properties with impairment indicators by (1) evaluating the source information and assumptions used by management and (2) comparing management’s projections to external market sources and evidence obtained in other areas of our audit.

•	We evaluated the reasonableness of management’s undiscounted future cash flows analysis by developing an independent expectation of future undiscounted cash flows based on third party market data and compared that independent estimate to the carrying amount of the real estate property or group of properties with indicators of impairment. We compared our analysis of the recoverability of the real estate property or group of properties to the Company's analysis.

•	We made inquiries of management about the current status of potential transactions and about management’s judgments to understand the probability of future events that could affect the expected remaining hold period and other cash flow assumptions for the properties.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 10, 2026

We have served as the Company’s auditor since 2020.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Trustees of Office Properties Income Trust

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of Office Properties Income Trust (“Debtor-in-Possession”) (the “Company”) as of December 31, 2025, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, based on criteria established in Internal Control — Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended December 31, 2025, of the Company and our report dated March 10, 2026, expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding going concern and an emphasis of a matter paragraph on bankruptcy proceedings.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management Report on Assessment of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 10, 2026

OFFICE PROPERTIES INCOME TRUST
(DEBTOR-IN-POSSESSION)
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	December 31,
	2025	2024
ASSETS
Real estate properties:
Land	$706,623	$711,039
Buildings and improvements	2,970,072	2,946,520
Total real estate properties, gross	3,676,695	3,657,559
Accumulated depreciation	(729,543)	(618,650)
Total real estate properties, net	2,947,152	3,038,909
Assets of properties held for sale	—	32,199
Investment in unconsolidated joint venture	16,965	17,370
Acquired real estate leases, net	150,254	193,739
Cash and cash equivalents	29,486	261,318
Restricted cash	51,175	13,847
Rents receivable	164,114	155,668
Due from related persons	231	—
Deferred leasing costs, net	98,268	97,642
Other assets, net	30,951	11,594
Total assets	$3,488,596	$3,822,286

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured debt, net	$—	$662,277
Secured debt, net	889,557	1,872,357
Liabilities of properties held for sale	—	765
Accounts payable and other liabilities	126,856	118,689
Due to related persons	4,689	5,869
Assumed real estate lease obligations, net	8,374	9,525
Total liabilities not subject to compromise	1,029,476	2,669,482
Liabilities subject to compromise	1,578,133	—
Total liabilities	2,607,609	2,669,482

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value: 250,000,000 shares authorized, 73,941,128 and 69,824,743 shares issued and outstanding, respectively	739	698
Additional paid in capital	2,658,471	2,656,548
Cumulative net loss	(308,307)	(35,933)
Cumulative common distributions	(1,469,916)	(1,468,509)
Total shareholders’ equity	880,987	1,152,804
Total liabilities and shareholders’ equity	$3,488,596	$3,822,286

The accompanying notes are an integral part of these consolidated financial statements.

OFFICE PROPERTIES INCOME TRUST
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(amounts in thousands, except per share data)

	Year Ended December 31,
	2025	2024
Rental income	$442,556	$501,979

Expenses:
Real estate taxes	49,010	62,369
Utility expenses	26,880	27,467
Other operating expenses	121,456	107,400
Depreciation and amortization	174,957	194,737
Loss on impairment of real estate	2,048	181,578
Transaction related costs	42,455	1,144
General and administrative	19,429	21,128
Total expenses	436,235	595,823

Gain (loss) on sale of real estate	916	(7,410)
Interest and other income	3,146	3,668
Interest expense (including net amortization of debt premiums, discounts and issuance costs of $40,825 and $13,463, respectively)	(203,454)	(163,745)
(Loss) gain on early extinguishment of debt	(449)	126,185
Reorganization items, net	(78,333)	—
Loss before income tax expense and equity in net losses of investees	(271,853)	(135,146)
Income tax expense	(116)	(203)
Equity in net losses of investees	(405)	(758)
Net loss	(272,374)	(136,107)

Weighted average common shares outstanding (basic and diluted)	71,915	51,806

Per common share amounts (basic and diluted):
Net loss	$(3.79)	$(2.63)

The accompanying notes are an integral part of these consolidated financial statements.

OFFICE PROPERTIES INCOME TRUST
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(dollars in thousands)

	Number of Shares	Common Shares	Additional Paid In Capital	Cumulative Net Income (Loss)	Cumulative Common Distributions	Total
Balance at December 31, 2023	48,755,415	$488	$2,621,493	$100,174	$(1,466,476)	$1,255,679
Issuance of common shares	20,505,468	205	33,591	—	—	33,796
Common share grants	649,198	6	1,655	—	—	1,661
Common share repurchases	(85,338)	(1)	(191)	—	—	(192)
Net loss	—	—	—	(136,107)	—	(136,107)
Distributions to common shareholders	—	—	—	—	(2,033)	(2,033)
Balance at December 31, 2024	69,824,743	698	2,656,548	(35,933)	(1,468,509)	1,152,804
Issuance of common shares	4,171,689	42	1,064	—	—	1,106
Common share grants	—	—	893	—	—	893
Common share forfeitures and repurchases	(55,304)	(1)	(34)	—	—	(35)
Net loss	—	—	—	(272,374)	—	(272,374)
Distributions to common shareholders	—	—	—	—	(1,407)	(1,407)
Balance at December 31, 2025	73,941,128	$739	$2,658,471	$(308,307)	$(1,469,916)	$880,987

The accompanying notes are an integral part of these consolidated financial statements.

OFFICE PROPERTIES INCOME TRUST
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(272,374)	$(136,107)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	121,856	118,710
Net amortization of debt premiums, discounts and issuance costs	40,825	13,463
Amortization of acquired real estate leases and assumed real estate lease obligations, net	41,153	64,636
Amortization of deferred leasing costs	14,402	12,990
(Gain) loss on sale of real estate	(916)	7,410
Loss on impairment of real estate	2,048	181,578
Net gain on early extinguishment of debt	(1,146)	(138,603)
Non-cash reorganization items	25,654	—
Straight line rental income	(23,074)	(31,102)
Other non-cash expenses, net	237	575
Equity in net losses of investees	405	758
Change in assets and liabilities:
Rents receivable	2,409	5,999
Due from related persons	(231)	—
Deferred leasing costs	(18,819)	(22,969)
Other assets	(8,901)	1,377
Accounts payable and other liabilities	71,085	(10,392)
Due to related persons	(1,182)	(1,156)
Net cash (used in) provided by operating activities	(6,569)	67,167

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate improvements	(37,635)	(123,376)
Proceeds from sale of property, net	39,827	189,986
Net cash provided by investing activities	2,192	66,610

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of senior unsecured notes	(171,600)	(350,242)
Proceeds from issuance of senior secured notes	—	338,986
Repayment of senior secured notes	(26,998)	—
Borrowings on revolving credit facility	—	452,000
Repayments on revolving credit facility	—	(332,000)
Borrowings on secured term loan	—	100,000
Borrowings on debtor-in-possession secured term loan	10,000	—
Payment of debt issuance costs	(1,196)	(91,845)
Proceeds from issuance of common shares, net	1,106	—
Repurchases of common shares	(32)	(192)
Distributions to common shareholders	(1,407)	(2,033)
Net cash (used in) provided by financing activities	(190,127)	114,674

(Decrease) increase in cash, cash equivalents and restricted cash	(194,504)	248,451
Cash, cash equivalents and restricted cash at beginning of period	275,165	26,714
Cash, cash equivalents and restricted cash at end of period	$80,661	$275,165

The accompanying notes are an integral part of these consolidated financial statements.

OFFICE PROPERTIES INCOME TRUST
(DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(dollars in thousands)

	Year Ended December 31,
	2025	2024
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$130,554	$145,326
Income taxes paid	$192	$361
Cash paid for reorganization costs	$19,501	$—

NON-CASH INVESTING ACTIVITIES:
Real estate improvements accrued, not paid	$18,078	$16,767
Capitalized interest	$—	$969

NON-CASH FINANCING ACTIVITIES:
Extinguishment of unsecured senior notes in exchange for senior priority guaranteed unsecured notes	$(6,537)	$—
Extinguishment of unsecured senior notes in exchange for senior secured notes and common shares	$—	$(180,548)

SUPPLEMENTAL DISCLOSURE OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH:

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets to the amounts shown in the consolidated statements of cash flows:

	As of December 31,
	2025	2024
Cash and cash equivalents	$29,486	$261,318
Restricted cash	51,175	13,847
Total cash, cash equivalents and restricted cash shown in the condensed consolidated statements of cash flows	$80,661	$275,165

The accompanying notes are an integral part of these consolidated financial statements.

OFFICE PROPERTIES INCOME TRUST
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Note 1. Business

Office Properties Income Trust, or OPI, and its consolidated subsidiaries, or, together with OPI, we, us or our, is a real estate investment trust, or REIT, formed in 2009 under Maryland law.

As of December 31, 2025, our wholly owned properties were comprised of 122 properties containing approximately 17,113,000 rentable square feet and we had a noncontrolling ownership interest of 51% in an unconsolidated joint venture that owned two properties totaling approximately 346,000 rentable square feet.

Commencement of Chapter 11 Bankruptcy Proceedings and Significant Bankruptcy Court Actions

On October 30, 2025, or the Petition Date, OPI and certain of its subsidiaries, voluntarily initiated proceedings, or the Chapter 11 Cases, under chapter 11 of title 11, or Chapter 11, of the United States Code, or the Bankruptcy Code, in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division, or the Bankruptcy Court. In connection with the filing of the Chapter 11 Cases, we entered into a Restructuring Support Agreement, or the RSA, with certain holders of OPI’s 9.00% senior secured notes due September 2029, or the September 2029 Notes, to implement a court-supervised financial restructuring pursuant to the transactions contemplated in the RSA.

We continue to operate our businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. As debtors in possession, we are authorized to pay all debts and honor all obligations arising in the ordinary course of our business after the Petition Date. However, generally, we may not pay third-party claims or creditors on account of obligations arising before the Petition Date or engage in transactions outside the ordinary course of business without prior approval of the Bankruptcy Court.

While the commencement of these proceedings constituted an event of default under certain of our debt agreements, enforcement of any remedies in respect of which is automatically stayed as a result of the Chapter 11 proceedings. There are a number of risks and uncertainties associated with our bankruptcy proceedings, including, among others, that our prearranged plan of reorganization may not be confirmed or become effective, that the RSA may be terminated by one or more of the parties thereto or that the Bankruptcy Court may grant or deny motions in a manner adverse to us.

The RSA contemplates a comprehensive restructuring, or the Restructuring Transactions, of our debt obligations and capital structure. Among other things, the Restructuring Transactions generally contemplate, among other things, the following transactions and creditor treatment to be implemented in a plan of reorganization, or the Plan:

•	The September 2029 Notes will convert their debt into reorganized common equity valued at $98,000 and secured exit notes in the amount of $420,000;

•	Our 3.25% Senior Secured Notes due December 2027, or the December 2027 Senior Secured Notes, will receive certain or all of their collateral properties, cash, or takeback debt in full satisfaction of their claim;

•	Our 8.00% priority guaranteed notes due 2030 and any unsecured deficiency claims of the December 2027 Senior Secured Notes will receive reorganized common equity after accounting for such equity (a) issued in the Equity Rights Offerings (as defined below) and (b) in satisfaction of certain other claims;

•	Our secured credit facility will receive either payment in full in cash or otherwise be unimpaired;

•	Our 9.00% Senior Secured Notes due March 2029 shall receive either payment in full or otherwise be unimpaired;

•	Any claims under our Mortgage Notes (as defined below) shall receive either payment in full in cash or otherwise be unimpaired;

•	Our debtor-in-possession financing facility will receive certain proceeds of the Equity Rights Offerings and reorganized common equity at a 37% discount to the chapter 11 plan equity value; and

•	Our other series of unsecured notes and certain unsecured deficiency claims will receive (a) any remaining reorganized common equity after accounting for equity (i) issued in two proposed equity rights offerings, or the Equity Rights Offerings, and (ii) in satisfaction of certain other claims and (b) subscription rights to purchase reorganized common equity in certain Equity Rights Offerings.

OFFICE PROPERTIES INCOME TRUST
(DEBTOR-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(dollars in thousands, except per share amounts)

The RSA also contemplates a new business management agreement and a new property management agreement with The RMR Group LLC, or RMR, which agreements would take effect upon effectiveness of the Plan. The initial term of the new management agreements is five years, with the annual fee under the business management agreement set at $14,000 per year for the first two years and the fees under the property management agreement consistent with the fees under the existing property management agreement. In addition to the management fees, the RSA contemplates that we will implement a management incentive plan and, pursuant thereto, we will issue to RMR, on the effective date of any chapter 11 plan, at least 2% and as much as 8% of reorganized common equity, based on the satisfaction of certain financial tests. Our current management agreements with RMR will remain in effect during the pendency of the Chapter 11 Cases, and RMR will continue to manage our business in the ordinary course. See Note 6 for more information regarding our current management agreements with RMR.

The RSA includes certain milestones, or the Milestones, for the progress of the Chapter 11 Cases, which include entry of an order by the Bankruptcy Court confirming the Plan no later than April 24, 2026 and the occurrence of the effective date of the Plan no later than May 4, 2026. The Required Consenting holders of the September 2029 Senior Secured Notes (as described in the RSA) may further extend or waive the Milestones pursuant to the terms of the RSA.

On November 3, 2025, we received Bankruptcy Court approval of customary first day motions filed on the Petition Date, or the First Day Motions, on an interim basis. Approval of the First Day Motions allows us to continue to support our business operations during the Chapter 11 Cases, by allowing for the continued payment of essential creditors, tenant obligations and taxes, continued insurance programs and performance under our management agreements, payment of adequate assurance to utility providers and continuation of use of our existing cash management system. The First Day Motions were subsequently approved by the Bankruptcy Court on a final basis.

On November 5, 2025, the Bankruptcy Court entered an interim order allowing us to enter into a secured debtor-in-possession term loan credit agreement, or the Initial DIP Credit Agreement. The Initial DIP Credit Agreement provided for a multiple draw secured debtor-in-possession term loan facility in an aggregate principal amount of up to $125,000, or the Initial DIP Facility. An initial borrowing of $10,000 was made following the entry of the interim order and our entry into the Initial DIP Credit Agreement on November 6, 2025.

On February 4, 2026, the Bankruptcy Court entered a final order allowing us to enter into an amended and restated DIP term loan credit agreement, or the A&R DIP Credit Agreement. The A&R DIP Credit Agreement provides for a multiple draw secured debtor-in-possession term loan facility in an aggregate principal amount of up to $125,000, or the DIP Facility, of which: (a) we borrowed $10,000 on November 6, 2025 as described above following the interim order; (b) $75,000 was made available to us in two draws as follows: (i) an initial draw in a principal amount of approximately $64,300, which was drawn on February 5, 2026 and (ii) a subsequent draw in a principal amount of approximately $10,700, which shall be drawn in full promptly following the satisfaction of certain conditions precedent; and (c) $40,000, or the Tranche B Term Loan, which shall be made available to us on or before April 3, 2026, in each case subject to customary conditions precedent, milestones and variances, as set forth in the A&R DIP Credit Agreement.

Borrowings under the DIP Facility will bear interest, payable in cash, at a rate of 12.00% per annum. Fees and expenses under the DIP Facility include: (a) an upfront fee equal to (i) cash at 2.25% of the lenders’ commitments or (ii) common equity of the reorganized OPI in an aggregate amount equal to 3.60% of the commitments, which fee is earned upon the initial funding of each DIP loan and is payable in kind; (b) an anchor capital commitment fee of 10.00% of the lenders’ commitments under the DIP Facility payable to certain backstop parties, which was earned upon the initial funding of the DIP Facility, and may be paid, at our election, in cash or common equity of the reorganized company; and (c) an exit fee of 4.50% of the aggregate borrowings under the DIP Facility, which is due and payable upon the repayment of any DIP loans, at our election, in cash or common equity of the reorganized company. In the event of a voluntary prepayment, we shall pay, for the ratable account of each lender, in cash a prepayment premium equal to 1.0% multiplied by the sum of the principal amount of the borrowings that are being repaid at such time. A commitment fee is also due for the ratable account of each Tranche B Term Loan lender, in an aggregate amount equal to 0.75% per annum times the actual daily amount of the aggregate undrawn Tranche B Term Loan commitments.

OFFICE PROPERTIES INCOME TRUST

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

The DIP Facility contains customary conditions precedent, representations and warranties, affirmative and negative covenants, milestones for the Chapter 11 Cases, events of default, and other terms and conditions customary for financings of this type. The DIP Facility obligations are entitled to superpriority administrative expense claims and secured by first-priority liens on certain of our unencumbered assets and junior-priority liens on certain of our encumbered assets.

Under the Bankruptcy Code, we may assume, modify, assign or reject certain executory contracts and unexpired leases, including, without limitation, leases of real property and equipment, subject to the approval of the Bankruptcy Court and to certain other conditions. Generally, the rejection of an executory contract or unexpired lease is treated as a pre-petition breach of such executory contract or unexpired lease and, subject to certain exceptions, relieves us from performing the future obligations under such executory contract or unexpired lease but entitles the contract counterparty or lessor to a pre-petition general unsecured claim for damages caused by such deemed breach. Generally, the assumption of an executory contract or unexpired lease requires us to cure existing monetary defaults under such executory contract or unexpired lease and provide adequate assurance of future performance. Accordingly, any description of an executory contract or unexpired lease in these financial statements including, where applicable, the express termination rights thereunder or a quantification of their obligations, must be read in conjunction with, and is qualified by, any overriding rejection rights we have under the Bankruptcy Code.

Going Concern

Substantial doubt about our ability to continue as a going concern exists due to (1) insufficient liquidity to satisfy our obligations as they come due, (2) limited alternatives available to us to obtain debt or equity financing, (3) inability to refinance our maturing debt, and (4) the resulting Chapter 11 Cases. Our ability to continue as a going concern is contingent upon, among other things, our ability to, subject to the approval by the Bankruptcy Court, implement a plan of reorganization, emerge from the Chapter 11 proceedings and generate sufficient liquidity following the reorganization to meet our obligations, restructured debt obligations and operating needs.

The transactions contemplated by the RSA are subject to approval by the Bankruptcy Court, among other conditions. Accordingly, no assurance can be given that the transactions described therein will be consummated. As a result, we have concluded that management’s plans at this stage do not alleviate substantial doubt about our ability to continue as a going concern.

The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation. These consolidated financial statements include the accounts of OPI and its subsidiaries, all of which are wholly owned directly or indirectly by OPI. All intercompany transactions and balances with or among our consolidated subsidiaries have been eliminated.

Financial Reporting during Bankruptcy Proceedings. We began to apply Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 852, Reorganizations, effective on the Petition Date, which specifies the accounting and financial reporting requirements for entities reorganizing through Chapter 11 bankruptcy proceedings. These requirements include distinguishing transactions directly associated with the reorganization from activities related to the ongoing operations of the business within the financial statements for periods subsequent to the Petition Date. Expenses, realized gains and losses, and provisions for losses that are directly associated with reorganization proceedings must be reported separately as reorganization items, net in the consolidated statement of comprehensive income (loss). In addition, the consolidated balance sheet must distinguish certain liabilities subject to compromise, or LSTC. LSTC are pre-petition obligations that are not fully secured and have at least a possibility of not being repaid at the full claim amount. Where there is uncertainty about whether a secured claim will be paid or impaired pursuant to the Chapter 11 Cases, we have classified the entire amount of the claim as LSTC.

OFFICE PROPERTIES INCOME TRUST

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

Liabilities Subject to Compromise. As of December 31, 2025, we reclassified certain LSTC in our consolidated balance sheet. These liabilities are reported at the amounts expected to be allowed as claims by the Bankruptcy Court. The amounts are preliminary and may be subject to future adjustments depending on Bankruptcy Court actions, developments with respect to disputed claims, determinations of the secured status of certain claims, the values of any collateral securing such claims, rejection of executory contracts, continued reconciliation or other events. The following table presents LSTC as of December 31, 2025:

As of December 31, 2025
Debt	$1,519,069
Accrued interest	42,230
Accounts payable and other liabilities	16,834
Total liabilities subject to compromise	$1,578,133

The determination of how liabilities will ultimately be settled or treated cannot be made until the Bankruptcy Court confirms a Chapter 11 plan of reorganization and such plan becomes effective. Accordingly, we cannot determine the ultimate amount of such liabilities at this time.

Contractual interest. Effective as of the Petition Date, we ceased accruing interest expense on our unsecured debt instruments. As a result, we did not recognize $3,521 of aggregate contractual interest expense during the year ended December 31, 2025 that would have otherwise been recorded under these instruments.

Reorganization items, net. Reorganization items, net, represent amounts incurred after the Petition Date as a direct result of the Chapter 11 Cases and are comprised of bankruptcy-related professional fees and adjustments to reflect the carrying value of LSTC at their estimated allowed claim amounts. Reorganization items, net from the Petition Date through December 31, 2025 include the following:

Year Ended December 31, 2025
Professional fees	$29,885
Debt valuation adjustments	25,429
Debt issuance costs	23,019
Total reorganization items, net	$78,333

Real Estate Properties. We record our properties at cost and provide depreciation on real estate investments on a straight line basis over estimated useful lives generally ranging from 7 to 40 years. In some circumstances, we engage independent real estate appraisal firms to provide market information and evaluations which are relevant to our purchase price allocations and determinations of useful lives; however, we are ultimately responsible for the purchase price allocations and determinations of useful lives.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

We allocate the purchase prices of our properties to land, buildings and improvements based on determinations of the relative fair values of these assets assuming the properties are vacant. We determine the fair value of each property using methods similar to those used by independent appraisers, which may involve estimated cash flows that are based on a number of factors, including capitalization rates and discount rates, among others. We allocate a portion of the purchase price of our properties to above market and below market leases based on the present value (using an interest rate which reflects the risks associated with acquired in place leases at the time each property was acquired by us) of the difference, if any, between (i) the contractual amounts to be paid pursuant to the acquired in place leases and (ii) our estimates of fair market lease rates for the corresponding leases, measured over a period equal to the terms of the respective leases. We allocate a portion of the purchase price to acquired in place leases and tenant relationships based upon market estimates to lease up the property based on the leases in place at the time of purchase. We allocate this aggregate value between acquired in place lease values and tenant relationships based on our evaluation of the specific characteristics of each tenant’s lease. However, we have not separated the value of tenant relationships from the value of acquired in place leases because such value and related amortization expense is immaterial to the accompanying consolidated financial statements. In making these allocations, we consider factors such as estimated carrying costs during the expected lease up periods, including real estate taxes, insurance and other operating income and expenses and costs, such as leasing commissions, legal and other related expenses, to execute similar leases in current market conditions at the time a property was acquired by us. If the value of tenant relationships becomes material in the future, we may separately allocate those amounts and amortize the allocated amounts over the estimated life of the relationships. For transactions that qualify as business combinations, we allocate the excess, if any, of the consideration over the fair value of the assets acquired to goodwill.

We amortize capitalized above market lease values (included in acquired real estate leases, net in our consolidated balance sheets) and below market lease values (presented as assumed real estate lease obligations, net in our consolidated balance sheets) as a reduction or increase, respectively, to rental income over the terms of the associated leases. Such amortization resulted in net increases to rental income of $562 and $402 during the years ended December 31, 2025 and 2024, respectively. We amortize the value of acquired in place leases (included in acquired real estate leases, net in our consolidated balance sheets), exclusive of the value of above market and below market acquired in place leases, over the terms of the associated leases. Such amortization, which is included in depreciation and amortization expense, amounted to $41,716 and $65,039 during the years ended December 31, 2025 and 2024, respectively. If a lease is terminated prior to its stated expiration, we write off the unamortized amounts relating to that lease.

As of December 31, 2025 and 2024, our acquired real estate leases and assumed real estate lease obligations, excluding properties classified as held for sale, were as follows:

	December 31,
	2025	2024
Acquired real estate leases:
Capitalized above market lease values	$4,620	$7,715
Less: accumulated amortization	(3,569)	(5,814)
Capitalized above market lease values, net	1,051	1,901

Lease origination value	344,445	433,347
Less: accumulated amortization	(195,242)	(241,509)
Lease origination value, net	149,203	191,838
Acquired real estate leases, net	$150,254	$193,739

Assumed real estate lease obligations:
Capitalized below market lease values	$14,098	$14,177
Less: accumulated amortization	(5,724)	(4,652)
Assumed real estate lease obligations, net	$8,374	$9,525

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

As of December 31, 2025, the weighted average amortization periods for capitalized above market leases, lease origination value and capitalized below market lease values were 4.6 years, 7.2 years and 11.5 years, respectively. Future amortization of net intangible lease assets and liabilities to be recognized over the current terms of the associated leases as of December 31, 2025 are estimated to be $33,081 in 2026, $27,234 in 2027, $14,871 in 2028, $13,716 in 2029, $13,203 in 2030 and $39,775 thereafter.

We regularly evaluate whether events or changes in circumstances have occurred that could indicate an impairment in the value of long lived assets. Impairment indicators may include declining tenant occupancy, lack of progress releasing vacant space, tenant bankruptcies, low long term prospects for improvement in property performance, weak or declining tenant profitability, cash flow or liquidity, our decision to dispose of an asset before the end of its estimated useful life and legislative, market or industry changes that could permanently reduce the value of a property. If there is an indication that the carrying value of an asset is not recoverable, we estimate the projected undiscounted cash flows to determine if an impairment loss should be recognized. The future net undiscounted cash flows are subjective and are based in part on assumptions regarding hold periods, market rents and terminal capitalization rates. We determine the amount of any impairment loss by comparing the historical carrying value to estimated fair value. We estimate fair value through an evaluation of recent financial performance and projected discounted cash flows using standard industry valuation techniques. In addition to consideration of impairment upon the events or changes in circumstances described above, we regularly evaluate the remaining useful lives of our long lived assets. If we change our estimate of the remaining useful lives, we allocate the carrying value of the affected assets over their revised remaining useful lives.

Cash and Cash Equivalents. We consider highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Restricted Cash. Restricted cash consists of amounts segregated related to the activity of the properties secured by our credit facility and term loan, escrowed for professional fees, utility deposits, borrowings under the DIP Facility and amounts escrowed for future real estate taxes, insurance, leasing costs, capital expenditures and debt service, as required by certain of our mortgage debts.

Deferred Leasing Costs. Deferred leasing costs include brokerage costs and inducements associated with our entering leases. We amortize deferred leasing costs, which are included in depreciation and amortization expense, and inducements, which are included as a reduction to rental income, on a straight line basis over the terms of the respective leases. Legal costs associated with the execution of our leases are expensed as incurred and included in general and administrative expenses in our consolidated statements of comprehensive income (loss). We recorded amortization of deferred leasing costs of $11,385 and $10,988, and reductions to rental income related to the amortization of inducements of $3,018 and $2,003 for the years ended December 31, 2025 and 2024, respectively. Deferred leasing costs, excluding properties classified as held for sale, totaled $138,986 and $127,095 at December 31, 2025 and 2024, respectively, and accumulated amortization of deferred leasing costs totaled $40,718 and $29,453 at December 31, 2025 and 2024, respectively. Future amortization of deferred leasing costs to be recognized during the current terms of our existing leases as of December 31, 2025 are estimated to be $14,671 in 2026, $12,970 in 2027, $12,200 in 2028, $11,360 in 2029, $10,151 in 2030 and $36,916 thereafter.

Debt Issuance Costs. Costs related to the issuance or assumption of debt are capitalized and amortized to interest expense over the terms of the respective loans. Debt issuance costs, net of accumulated amortization, for our $325,000 secured revolving credit facility are included in other assets in our consolidated balance sheets. As of December 31, 2025 and 2024, debt issuance costs for our revolving credit facility were $7,838 and accumulated amortization of debt issuance costs for our revolving credit facility were $4,995 and $2,396, respectively. Debt issuance costs for the DIP Facility are expensed as incurred and included in reorganization items, net in our consolidated statement of comprehensive net income (loss). Debt issuance costs, net of accumulated amortization, for our senior notes, term loan and mortgage notes payable are presented as a direct deduction from the associated debt liability in our consolidated balance sheets. As of December 31, 2025 and 2024, debt issuance costs, net of accumulated amortization, for our senior notes, term loan and mortgage notes payable totaled $10,648 and $65,802, respectively. Future amortization of debt issuance costs to be recognized with respect to our revolving credit facility and term loan, senior notes and mortgage notes payable as of December 31, 2025 are estimated to be $6,294 in 2026, $3,150 in 2027, $2,635 in 2028, $687 in 2029, $203 in 2030 and $522 thereafter.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

Equity Method Investments. As of December 31, 2025, we had a noncontrolling ownership interest of 51% in an unconsolidated joint venture that owned two properties. The properties owned by the joint venture were encumbered by $49,106 of mortgage indebtedness. We did not control the activities that are most significant to the joint venture and, as a result, we accounted for our investment in the joint venture under the equity method of accounting. See Note 4 for more information regarding our unconsolidated joint ventures.

We periodically evaluate our equity method investments for possible indicators of other than temporary impairment whenever events or changes in circumstances indicate the carrying amount of the investment might not be recoverable. These indicators may include the length of time and the extent to which the market value of our investment is below our carrying value, the financial condition of our investees, our intent and ability to be a long term holder of the investment and other considerations. If the decline in fair value is judged to be other than temporary, we record an impairment charge to adjust the basis of the investment to its estimated fair value.

Revenue Recognition. We are a lessor of commercial office properties. Our leases provide our tenants with the contractual right to use and economically benefit from all of the physical space specified in the leases; therefore, we have determined to evaluate our leases as lease arrangements.

Our leases provide for base rent payments and in addition may include variable payments. Rental income from operating leases, including any payments derived by index or market-based indices, is recognized on a straight line basis over the lease term when we have determined that the collectability of substantially all of the lease payments is probable. Some of our leases have options to extend or terminate the lease exercisable at the option of our tenants, which are considered when determining the lease term. Allowances for bad debts are recognized as a direct reduction of rental income.

Certain of our leases contain non-lease components, such as property level operating expenses and capital expenditures reimbursed by our tenants as well as other required lease payments. We have made the policy election to not separate the lease and non-lease components because (i) the lease components are operating leases and (ii) the timing and pattern of recognition of the non-lease components are the same as those of the lease components. We apply ASC 842, Leases, to the combined component. Income derived by our leases is recorded in rental income in our consolidated statements of comprehensive income (loss).

Certain tenants are obligated to pay directly their obligations under their leases for insurance, real estate taxes and certain other expenses. These obligations, which have been assumed by the tenants under the terms of their respective leases, are not reflected in our consolidated financial statements. To the extent any tenant responsible for any such obligations under the applicable lease defaults on such lease or if it is deemed probable that the tenant will fail to pay for such obligations, we would record a liability for such obligations. See Note 5 for more information regarding our leases.

Income Taxes. We have elected to be taxed as a REIT under the United States Internal Revenue Code of 1986, as amended, and, accordingly, we generally will not be subject to federal income taxes provided we distribute our taxable income and meet certain other requirements to qualify for taxation as a REIT. We are, however, subject to certain state and local taxes.

Per Common Share Amounts. We calculate basic earnings per common share using the two class method. We calculate diluted earnings per share using the more dilutive of the two class method or the treasury stock method. Unvested share awards and other potentially dilutive common shares, together with the related impact on earnings, are considered when calculating diluted earnings per share.

Use of Estimates. Preparation of these financial statements in conformity with U.S. generally accepted accounting principles, or GAAP, requires us to make estimates and assumptions that may affect the amounts reported in these consolidated financial statements and related notes. The actual results could differ from these estimates. Significant estimates in the consolidated financial statements include purchase price allocations, useful lives of fixed assets and assessment of impairment of real estate and the related intangibles.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

Note 3. Per Common Share Amounts

The calculation of basic and diluted earnings per share is as follows (amounts in thousands, except per share data):

	Year Ended December 31,
	2025	2024
Numerators:
Net loss	$(272,374)	$(136,107)
Income attributable to unvested participating securities	(12)	(14)
Net loss used in calculating earnings per common share	$(272,386)	$(136,121)

Denominators:
Weighted average common shares outstanding - basic and diluted (1)	71,915	51,806

Net loss per common share - basic and diluted	$(3.79)	$(2.63)

(1)      For the years ended December 31, 2025 and 2024, there were no dilutive common shares.

Note 4. Real Estate Properties

As of December 31, 2025, our wholly owned properties were comprised of 122 properties containing approximately 17,113,000 rentable square feet, with an undepreciated carrying value of $3,676,695. We also had a noncontrolling ownership interest of 51% in an unconsolidated joint venture that owned two properties containing approximately 346,000 rentable square feet. We generally lease space at our properties on a gross lease, modified gross lease or net lease basis pursuant to fixed term contracts expiring between 2026 and 2044. Some of our leases generally require us to pay all or some property operating expenses and to provide all or most property management services. During the year ended December 31, 2025, we entered into 46 leases for approximately 974,000 rentable square feet for a weighted (by rentable square feet) average lease term of 6.7 years and we made commitments of $27,854 for leasing related costs. As of December 31, 2025, we had estimated unspent leasing related obligations of $55,076.

Disposition Activities

The sales completed during the years ended December 31, 2025 and 2024, as presented in the tables below, do not represent a strategic shift in our business. As a result, the results of operations of these properties are included in continuing operations through the date of sale in our consolidated statements of comprehensive income (loss).

2025 Disposition Activities

During the year ended December 31, 2025, we sold six properties containing approximately 406,000 rentable square feet for an aggregate sales price of $40,088, excluding closing costs.

Date of Sale	Number of Properties	Location	Rentable Square Feet	Gross Sales Price (1)	Gain (Loss) on Sale of Real Estate	Loss on Impairment of Real Estate
February 2025	1	Parsippany, NJ	100,000	$5,750	$(4,641)	$—
February 2025	2	Santa Clara, CA	149,000	21,150	42	—
July 2025	1	Detroit, MI	56,000	2,150	27	(2,048)
December 2025	2	Tempe, AZ	101,000	11,038	5,488	—
	6		406,000	$40,088	$916	$(2,048)

(1)	Gross sales price is the gross contract price, excluding closing costs.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

2024 Disposition Activities

During the year ended December 31, 2024, we sold 24 properties containing approximately 2,789,000 rentable square feet for an aggregate sales price of $199,351, excluding closing costs.

Date of Sale	Number of Properties	Location	Rentable Square Feet	Gross Sales Price (1)	Gain (Loss) on Sale of Real Estate	Loss on Impairment of Real Estate
March 2024	1	Chicago, IL	248,000	$38,500	$(2,448)	$—
July 2024	1	Malden, MA	126,000	7,800	(10)	(13,973)
August 2024	3	Indianapolis, IN	434,000	10,100	729	(50,851)
September 2024	1	Atlanta, GA	126,000	17,610	8,690	—
September 2024	1	San Jose, CA	64,000	10,800	(954)	(819)
November 2024	1	Colorado Springs, CO	156,000	26,164	12,962	—
November 2024	1	Rocklin, CA	19,000	2,627	1,084	—
November 2024	3	Lakewood, CO	213,000	8,100	(9,132)	—
December 2024	5	Atlanta, GA	379,000	18,100	79	(21,937)
December 2024	1	Florence, KY	168,000	3,250	(6,966)	—
December 2024	1	Sacramento, CA	338,000	21,000	(6,502)	(33,902)
December 2024	1	Reston, VA	131,000	7,200	(869)	(18,540)
December 2024	1	Kansas City, MO	87,000	8,000	32	(4,370)
December 2024	1	Westford, MA	175,000	5,100	(6,481)	(3,554)
December 2024	2	Provo, UT	125,000	15,000	2,376	—
	24		2,789,000	$199,351	$(7,410)	$(147,946)

(1)	Gross sales price is the gross contract price, excluding closing costs.

Unconsolidated Joint Ventures

As of December 31, 2025, we owned an interest in one joint venture that owned two properties. We accounted for this investment under the equity method of accounting.

As of December 31, 2025 and 2024, our investments in our unconsolidated joint venture consisted of the following:

	OPI	OPI Carrying Value of Investments at December 31,		Number of		Rentable Square
Joint Venture	Ownership	2025	2024	Properties	Location	Feet
Prosperity Metro Plaza	51%	$16,965	$17,370	2	Fairfax, VA	346

The following table provides a summary of the mortgage debt of our unconsolidated joint venture as of December 31, 2025 and 2024:

			Principal Balance at December 31,
Joint Venture	Interest Rate (1)	Maturity Date	2025 (2)	2024 (2)
Prosperity Metro Plaza	4.09%	12/1/2029	$49,106	$50,000

(1)	Includes the effect of mark to market purchase accounting.
(2)	Reflects the entire balance of the debt secured by the properties and is not adjusted to reflect the interests in the joint ventures we did not own. None of the debt is recourse to us.

OFFICE PROPERTIES INCOME TRUST

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

The filing of the Chapter 11 Cases may have constituted an event of default under the mortgage note secured by the properties owned by the Prosperity Metro Plaza joint venture. The Prosperity Metro Plaza joint venture remains current on debt service under this mortgage note and continues to own, operate and lease the collateral properties.

As of December 31, 2025, the unamortized basis difference of our Prosperity Metro Plaza joint venture of $645 was primarily attributable to the difference between the amount we paid to purchase our interest in this joint venture, including transaction costs, and the historical carrying value of the net assets of this joint venture. This difference is being amortized over the remaining useful life of the related property and the resulting amortization expense is included in equity in net losses of investees in our consolidated statements of comprehensive income (loss).

During the year ended December 31, 2024, our former 1750 H Street, NW joint venture did not have sufficient cash flow to pay its monthly debt service resulting in an event of default under the mortgage, and the non-recourse mortgage lender to this joint venture completed a foreclosure of the property, after which, the joint venture ceased to have an economic interest in the property. We wrote off our full investment in this joint venture as of December 31, 2023 and did not make capital contributions to this joint venture during the year ended December 31, 2024.

Note 5. Leases

Rental income from operating leases, including any payments derived by index or market-based indices, is recognized on a straight line basis over the lease term once we have determined that the collectability of substantially all of the lease payments is probable. We increased rental income to record revenue on a straight line basis by $23,074 and $31,102 for the years ended December 31, 2025 and 2024, respectively. Rents receivable, excluding properties classified as held for sale, included $151,525 and $140,132 of straight line rent receivables at December 31, 2025 and 2024, respectively.

We do not include in our measurement of our lease receivables certain variable payments, including payments determined by changes in the index or market-based indices after the inception of the lease, certain tenant reimbursements and other income until the specific events that trigger the variable payments have occurred. Such payments totaled $74,516 and $86,903 for the years ended December 31, 2025 and 2024, respectively, of which tenant reimbursements totaled $71,152 and $82,647, respectively.

The following operating lease maturity analysis presents the future contractual lease payments to be received by us through 2044 as of December 31, 2025:

Year	Amount
2026	$316,220
2027	301,108
2028	269,293
2029	258,549
2030	230,579
Thereafter	927,651
Total	$2,303,400

As of December 31, 2025, tenants representing approximately 1.2% of our total operating lease maturities had exercisable rights to terminate their leases before the stated terms of their leases expire. In 2026, 2027, 2028, 2029, 2030, 2031, 2032, 2034, 2035, 2036, 2037 and 2040, early termination rights become exercisable by other tenants who represented an additional approximately 1.3%, 2.1%, 6.2%, 4.7%, 3.4%, 1.1%, 8.1%, 1.7%, 3.7%, 0.8%, 0.7% and 2.3% of our total operating lease maturities, respectively. In certain circumstances, some leases provide the tenant with the right to terminate if the legislature or other funding authority does not appropriate the funding necessary for the tenant to meet its lease obligations; we have determined the fixed non-cancelable lease term of these leases to be the full term of the lease because we believe the occurrence of early terminations to be a remote contingency based on both our historical experience and our assessments of the likelihood of lease cancellation on a separate lease basis. As of December 31, 2025, five of our tenants had the right to terminate their leases if the respective legislature or other funding authority does not appropriate the funding necessary for the tenant to meet its obligation. These five tenants represented approximately 2.9% of our total operating lease maturities as of December 31, 2025.

OFFICE PROPERTIES INCOME TRUST

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

Note 6. Business and Property Management Agreements with RMR

We have no employees. The personnel and various services we require to operate our business are provided to us by RMR. We have two agreements with RMR to provide management services to us: (1) a business management agreement, which relates to our business generally; and (2) a property management agreement, which relates to our property level operations.

Management Agreements with RMR. Our management agreements with RMR provide for an annual base management fee, an annual incentive management fee and property management and construction supervision fees, payable in cash, among other terms:

•	Base Management Fee. The annual base management fee payable to RMR by us for each applicable period is equal to the lesser of:

•	the sum of (a) 0.5% of the average aggregate historical cost of the real estate assets acquired from a REIT to which RMR provided business management or property management services, or the Transferred Assets, plus (b) 0.7% of the average aggregate historical cost of our real estate investments excluding the Transferred Assets up to $250,000, plus (c) 0.5% of the average aggregate historical cost of our real estate investments excluding the Transferred Assets exceeding $250,000; and

•	the sum of (a) 0.7% of the average closing price per share of our common shares on the stock exchange on which such shares are principally traded during such period, multiplied by the average number of our common shares outstanding during such period, plus the daily weighted average of the aggregate liquidation preference of each class of our preferred shares outstanding during such period, plus the daily weighted average of the aggregate principal amount of our consolidated indebtedness during such period, or, together, our Average Market Capitalization, up to $250,000, plus (b) 0.5% of our Average Market Capitalization exceeding $250,000.

The average aggregate historical cost of our real estate investments includes our consolidated assets invested, directly or indirectly, in equity interests in or loans secured by real estate and personal property owned in connection with such real estate (including acquisition related costs and costs which may be allocated to intangibles or are unallocated), all before reserves for depreciation, amortization, impairment charges or bad debts or other similar non-cash reserves.

•	Incentive Management Fee. The incentive management fee which may be earned by RMR for an annual period is calculated as follows:

•	An amount, subject to a cap based on the value of our common shares outstanding, equal to 12% of the product of:

•	our equity market capitalization on the last trading day of the year immediately prior to the relevant three year measurement period, and

•	the amount (expressed as a percentage) by which the total return per share, as defined in the business management agreement and further described below, of our common shareholders (i.e., share price appreciation plus dividends) exceeds the total shareholder return of the applicable index, or the benchmark return per share, for the relevant measurement period. The MSCI U.S. REIT/Office REIT Index is the applicable benchmark index.

For purposes of the total return per share of our common shareholders, share price appreciation for a measurement period is determined by subtracting (1) the closing price of our common shares on the last trading day of the year immediately before the first year of the applicable measurement period, or the initial share price, from (2) the average closing price of our common shares on the 10 consecutive trading days having the highest average closing prices during the final 30 trading days in the last year of the measurement period.

OFFICE PROPERTIES INCOME TRUST

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

•	The calculation of the incentive management fee (including the determinations of our equity market capitalization, initial share price and the total return per share of our common shareholders) is subject to adjustments if we issue or repurchase our common shares, or if our common shares are forfeited, during the measurement period.

•	No incentive management fee is payable by us unless our total return per share during the measurement period is positive.

•	The measurement periods are three year periods ending with the year for which the incentive management fee is being calculated.

•	If our total return per share exceeds 12% per year in any measurement period, the benchmark return per share is adjusted to be the lesser of the total shareholder return of the applicable index for such measurement period and 12% per year, or the adjusted benchmark return per share. In instances where the adjusted benchmark return per share applies, the incentive management fee will be reduced if our total return per share is between 200 basis points and 500 basis points below the applicable index in any year by a low return factor, as defined in the business management agreement, and there will be no incentive management fee paid if, in these instances, our total return per share is more than 500 basis points below the applicable index in any year, determined on a cumulative basis (i.e., between 200 basis points and 500 basis points per year multiplied by the number of years in the measurement period and below the applicable market index).

•	The incentive management fee is subject to a cap. The cap is equal to the value of the number of our common shares which would, after issuance, represent 1.5% of the number of our common shares then outstanding multiplied by the average closing price of our common shares during the 10 consecutive trading days having the highest average closing prices during the final 30 trading days of the relevant measurement period.

•	Incentive management fees we paid to RMR for any period may be subject to “clawback” if our financial statements for that period are restated due to material non-compliance with any financial reporting requirements under the securities laws as a result of the bad faith, fraud, willful misconduct or gross negligence of RMR and the amount of the incentive management fee we paid was greater than the amount we would have paid based on the restated financial statements.

Business management fees are included in general and administrative expenses in our consolidated statements of comprehensive income (loss). We did not incur any incentive management fee pursuant to our business management agreement for the years ended December 31, 2025 or 2024.

•	Property Management and Construction Supervision Fees. The property management fees payable to RMR by us for each applicable period are equal to 3.0% of gross collected rents and the construction supervision fees payable to RMR by us for each applicable period are equal to 5.0% of construction costs. Property management fees are included in other operating expenses in our consolidated statements of net income (loss) and construction supervision fees are capitalized as building improvements in our consolidated balance sheets and are depreciated over the estimated useful lives of the related capital assets.

•	Expense Reimbursement. We are generally responsible for all of our operating expenses, including certain expenses incurred or arranged by RMR on our behalf. We are generally not responsible for payment of RMR’s employment, office or administrative expenses incurred to provide management services to us, except for the employment and related expenses of RMR’s employees assigned to work exclusively or partly at our properties, our share of the wages, benefits and other related costs of RMR’s centralized accounting personnel, our share of RMR’s costs for providing our internal audit function and as otherwise agreed. Our property level operating expenses are generally incorporated into rents charged to our tenants, including certain payroll and related costs incurred by RMR which are included in other operating expenses and general and administrative expense, as applicable, in our consolidated statements of comprehensive income (loss).

OFFICE PROPERTIES INCOME TRUST

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

•	Term. Our management agreements with RMR have terms that end on December 31, 2045, and automatically extend on December 31st of each year for an additional year, so that the terms of our management agreements thereafter end on the 20th anniversary of the date of the extension.

•	Termination Rights. We have the right to terminate one or both of our management agreements with RMR: (i) at any time on 60 days’ written notice for convenience, (ii) immediately on written notice for cause, as defined therein, (iii) on written notice given within 60 days after the end of an applicable calendar year for a performance reason, as defined therein, and (iv) by written notice during the 12 months following a change of control of RMR, as defined therein. RMR has the right to terminate the management agreements for good reason, as defined therein.

•	Termination Fee. If we terminate one or both of our management agreements with RMR for convenience, or if RMR terminates one or both of our management agreements for good reason, we have agreed to pay RMR a termination fee in an amount equal to the sum of the present values of the monthly future fees, as defined therein, for the terminated management agreement(s) for the term that was remaining prior to such termination, which, depending on the time of termination, would be between 19 and 20 years. If we terminate one or both of our management agreements with RMR for a performance reason, we have agreed to pay RMR the termination fee calculated as described above, but assuming a 10-year term was remaining prior to the termination. We are not required to pay any termination fee if we terminate our management agreements with RMR for cause or as a result of a change of control of RMR.

•	Transition Services. RMR has agreed to provide certain transition services to us for 120 days following an applicable termination by us or notice of termination by RMR, including cooperating with us and using commercially reasonable efforts to facilitate the orderly transfer of the management and real estate investment services provided under our business management agreement and to facilitate the orderly transfer of the management of the managed properties under our property management agreement, as applicable.

•	Vendors. Pursuant to our management agreements with RMR, RMR may from time to time negotiate on our behalf with certain third party vendors and suppliers for the procurement of goods and services to us. As part of this arrangement, we may enter agreements with RMR and other companies to which RMR or its subsidiaries provide management services for the purpose of obtaining more favorable terms from such vendors and suppliers.

•	Investment Opportunities. Under our business management agreement with RMR, we acknowledge that RMR may engage in other activities or businesses and act as the manager to any other person or entity (including other REITs) even though such person or entity has investment policies and objectives similar to ours and we are not entitled to preferential treatment in receiving information, recommendations and other services from RMR.

In January 2025, in connection with a $100,000 credit agreement and related security agreement entered into by RMR and certain of its subsidiaries with Citibank, N.A., or Citibank, and the other lenders party thereto, we consented to the pledge and assignment of RMR’s interest in our management agreements under the security agreement. Pursuant to the consent, we agreed, among other things, that upon notice that an event of default under the RMR credit agreement has occurred and is continuing, we will continue to make all payments under our management agreements in accordance with the instructions of Citibank, and that if there is an event of default by RMR under our management agreements that would allow us to terminate or suspend our obligations, we will not terminate or suspend without notice to Citibank and providing Citibank 30 days to cure the default on RMR’s behalf. The consent was approved by our Independent Trustees.

OFFICE PROPERTIES INCOME TRUST

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

For the years ended December 31, 2025 and 2024, the business management fees, property management fees and construction supervision fees and expense reimbursements recognized in our consolidated financial statements were as follows:

	Year Ended December 31,
	2025	2024
Pursuant to business management agreement:
Business management fees (1)	$12,252	$13,145

Pursuant to property management agreement:
Property management fees (2)	$11,256	$13,584
Construction supervision fees	1,250	2,872
	$12,506	$16,456

Expense Reimbursement:
Property level expenses	$20,779	$25,797

(1)	The net business management fees we recognized for the years ended December 31, 2025 and 2024 each reflect a reduction of $603 for the amortization of the liability we recorded in connection with our former investment in The RMR Group Inc., or RMR Inc.
(2)	The net property management fees we recognized for the years ended December 31, 2025 and 2024 each reflect a reduction of $484 for the amortization of the liability we recorded in connection with our former investment in RMR Inc.

Management Agreements between our Joint Venture and RMR. RMR provides management services to our unconsolidated joint venture. We are not obligated to pay management fees to RMR under our management agreement with RMR for the services it provides regarding the joint venture. The joint venture pays management fees directly to RMR.

Note 7. Related Person Transactions

We have relationships and historical and continuing transactions with RMR, RMR Inc. and others related to them, including other companies to which RMR or its subsidiaries provide management services and some of which have trustees, directors or officers who are also our Trustees or officers. RMR is a majority owned subsidiary of RMR Inc. The Chair of our Board of Trustees and one of our Managing Trustees, Adam D. Portnoy, is the sole trustee, an officer and the controlling shareholder of ABP Trust, which is the controlling shareholder of RMR Inc., the chair of the board of directors, a managing director and the president and chief executive officer of RMR Inc. and an officer and employee of RMR. Jennifer Clark, our other Managing Trustee until December 31, 2025, was a managing director and the executive vice president, general counsel and secretary of RMR Inc., an officer and employee of RMR and an officer of ABP Trust. Yael Duffy, our other Managing Trustee since January 1, 2026, and our President and Chief Executive Officer, is also an executive vice president of RMR Inc. and a managing trustee and president and chief executive officer of Industrial Logistics Properties Trust, one of the other public companies managed by RMR. Each of our other officers is also an officer and employee of RMR. Some of our Independent Trustees also serve as independent trustees of other public companies to which RMR or its subsidiaries provide management services. Mr. Portnoy serves as chair of the boards and as a managing trustee of these public companies. Other officers of RMR, including Ms. Duffy, serve as managing trustees or officers of certain of these public companies.

Leases with RMR. We lease office space to RMR in certain of our properties for RMR’s property management offices. Pursuant to our lease agreements with RMR, we recognized rental income from RMR for leased office space of $816 and $807 for the years ended December 31, 2025 and 2024, respectively. Our office space leases with RMR are terminable by RMR if our management agreements with RMR are terminated.

Share Awards to RMR Employees. As described further in Note 11, we have awarded shares to our officers and other employees of RMR. Generally, one fifth of these awards vest on the grant date and one fifth vests on each of the next four anniversaries of the grant dates. In certain instances, we may accelerate the vesting of an award, such as in connection with the award holder’s retirement as an officer of us or an officer or employee of RMR. These awards to RMR employees are in addition to the share awards to our Managing Trustees, as Trustee compensation, and the fees we paid to RMR. See Note 11 for more information regarding our share awards and activity as well as certain share purchases we made in connection with share award recipients satisfying tax withholding obligations on the vesting of share awards.

OFFICE PROPERTIES INCOME TRUST

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

Sonesta. Prior to January 1, 2025, we leased 240,000 rentable square feet of a mixed-use property in Washington, D.C. pursuant to a lease with a subsidiary of Sonesta International Hotels Corporation, or Sonesta, and such lease, the Sonesta Lease. We terminated the Sonesta Lease, effective January 1, 2025. The Sonesta Lease commenced in August 2023 and was amended in September 2024 to expand the premises by 5,900 rentable square feet. Pursuant to the amended Sonesta Lease, Sonesta was required to pay us annual base rent of approximately $6,724 beginning February 2025, and the annual base rent would have increased by 10% every five years throughout the term. Sonesta was also obligated to pay its pro rata share of the operating costs for the property. We recognized rental income of $12,428 in 2024 under the Sonesta Lease. As of December 31, 2024, we had paid approximately $76,834 of tenant improvement costs for the build out of the hotel space pursuant to the Sonesta Lease.

Effective January 1, 2025, we entered into a management agreement with Sonesta, or the Sonesta Management Agreement, to replace the Sonesta Lease. The Sonesta Management Agreement expires on December 31, 2040, and includes two 10-year renewal options. The Sonesta Management Agreement provides that we are paid an annual owner’s priority return if gross revenues of the hotels, after payment of hotel operating expenses and management and related fees (other than Sonesta’s incentive fee, if applicable), are sufficient to do so. The Sonesta Management Agreement further provides that we are paid an additional return of the operating profits, as defined therein, after paying the owner’s priority return, reimbursing owner or manager advances, funding furniture, fixtures and equipment, or FF&E, reserves and paying Sonesta’s incentive fee, if applicable. We do not have any security deposits or guarantees for this Sonesta hotel. The stated annual owner’s priority return is initially $7,500 and increases by 8.0% of our out-of-pocket capital expenditures and will increase annually to 102% of our prior year’s annual owner’s priority return. We recognized $29,644 of hotel operating revenues for the year ended December 31, 2025, which is included in rental income in our consolidated statements of comprehensive income (loss). We realized returns under the Sonesta Management Agreement of $4,496 during the year ended December 31, 2025. We are responsible for any capital expenditures in excess of available funds in the FF&E reserve. The Sonesta Management Agreement requires that 1.0% of gross revenues for 2025, 3.0% of gross revenues for 2026 and 4.0% of gross revenues for each calendar year thereafter be escrowed for future capital expenditures as FF&E reserves. FF&E escrow deposits of $296 were required during the year ended December 31, 2025.

Pursuant to the Sonesta Management Agreement, we are required to pay Sonesta, after payment of hotel operating expenses, a base management fee equal to 1.5% of gross revenues, as defined in the Sonesta Management Agreement, for 2025 and 3.0% of gross revenues each calendar year thereafter. Additionally, we are required to pay (i) an incentive fee equal to 20% of net operating profit, as defined in the Sonesta Management Agreement, in excess of the annual owner’s priority; (ii) a brand promotion fee of 1.75% of gross revenues for 2025 and 3.5% of gross revenues for each calendar year thereafter; and (iii) a loyalty fee of the greater of 1.0% of room revenues or 4.5% of qualified room revenues from guests participating in certain loyalty programs. Sonesta’s incentive management fee, but not its other fees, is earned only after our annual owner’s priority return is paid. The Sonesta Management Agreement also provides that the pro rata costs Sonesta incurs for advertising, marketing, promotional and public relations programs and campaigns, including its Rewards Program, for the benefit of this hotel are subject to reimbursement by us or are otherwise treated as hotel operating expenses.

We incurred management, brand promotion and loyalty fees of $837 for the year ended December 31, 2025. These fees and costs are included in other operating expenses in our consolidated statements of comprehensive income (loss). We are required to maintain working capital under the Sonesta Management Agreement and advanced $548 of working capital in April 2025 to meet the cash needs for hotel operations.

As of December 31, 2024, we had a straight line rent receivable related to the Sonesta Lease totaling $12,343. Due to our ongoing relationship with Sonesta under the Sonesta Management Agreement, upon termination of the Sonesta Lease, we reclassified this receivable to other assets, net in our consolidated balance sheet. We are amortizing this receivable through the original Sonesta Lease expiration date, or July 2053, as an increase to other operating expenses in our consolidated statements of comprehensive income (loss). We recognized $432 of amortization expense during the year ended December 31, 2025 and as of December 31, 2025, the remaining unamortized balance was $11,911.

OFFICE PROPERTIES INCOME TRUST

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

The Sonesta Management Agreement also provides that, prior to August 2, 2026, our approval is required for Sonesta to operate another Royal Sonesta Hotel in Washington D.C., other than the Royal Sonesta Washington Dupont Circle located at 2121 P Street, N.W., Washington D.C. In general, we and Sonesta may terminate the Sonesta Management Agreement for events of default and casualty and condemnation events. We also have the right to terminate the Sonesta Management Agreement if minimum performance thresholds are not met starting in 2027 for any two consecutive calendar years. Pursuant to the Sonesta Management Agreement, we or Sonesta may be obligated to pay the other party damages if the terminating party terminates the Sonesta Management Agreement due to the other party’s event of default.

Mr. Portnoy is a director and controlling shareholder of Sonesta. Another officer and employee of RMR is a director and president and chief executive officer of Sonesta.

Note 8. Concentration

Tenant and Credit Concentration

As of December 31, 2025 and 2024, the U.S. government and certain state and other government tenants combined were responsible for approximately 25.7% and 24.8%, respectively, of our annualized rental income. The U.S. government is our largest tenant by annualized rental income and represented approximately 17.2% and 17.0% of our annualized rental income as of December 31, 2025 and 2024, respectively. We define annualized rental income as the annualized contractual base rents from our tenants pursuant to our lease agreements as of the measurement date, plus straight line rent adjustments and estimated recurring expense reimbursements to be paid to us, and excluding lease value amortization.

Geographic Concentration

As of December 31, 2025, our 122 wholly owned properties were located in 29 states and the District of Columbia. Properties located in Virginia, California, Illinois, Georgia and Texas were responsible for approximately 14.2%, 11.4%, 10.9%, 10.8% and 10.1% of our annualized rental income as of December 31, 2025, respectively.

Note 9. Indebtedness

As of December 31, 2025 and 2024, our outstanding indebtedness consisted of the following:

	December 31,
	2025	2024
Secured revolving credit facility, due in 2027	$325,000	$325,000
Secured term loan, due in 2027	100,000	100,000
Debtor-in-possession term loan, 12.000% interest rate, due in 2026	10,225	—
Senior unsecured notes, 4.500% interest rate, due in 2025 (1)	—	171,586
Senior unsecured notes, 2.650% interest rate, due in 2026 (1)	133,929	140,488
Senior unsecured notes, 2.400% interest rate, due in 2027 (1)	78,306	80,784
Senior secured notes, 3.250% interest rate, due in 2027 (1)	417,994	444,992
Mortgage note payable, 8.272% interest rate, due in 2028	42,700	42,700
Mortgage note payable, 8.139% interest rate, due in 2028	26,340	26,340
Mortgage note payable, 7.671% interest rate, due in 2028	54,300	54,300
Senior secured notes, 9.000% interest rate, due in March 2029	300,000	300,000
Senior secured notes, 9.000% interest rate, due in September 2029 (1)	609,999	609,999
Senior unsecured notes, 8.000% interest rate, due in 2030 (1)	14,439	—
Senior unsecured notes, 3.450% interest rate, due in 2031 (1)	102,402	114,355
Mortgage note payable, 7.210% interest rate, due in 2033	30,680	30,680
Mortgage note payable, 7.305% interest rate, due in 2033	8,400	8,400
Mortgage note payable, 7.717% interest rate, due in 2033	14,900	14,900
Senior unsecured notes, 6.375% interest rate, due in 2050 (1)	162,000	162,000
	2,431,614	2,626,524
Unamortized debt premiums, discounts and issuance costs	(22,988)	(91,890)
	$2,408,626	$2,534,634

(1)	In connection with the commencement of the Chapter 11 Cases, the principal amount of these instruments was reclassified to LSTC in our consolidated balance sheet as of December 31, 2025 and the applicable debt issuance costs and discounts were written off to reorganization items, net in our consolidated statement of comprehensive net income (loss).

OFFICE PROPERTIES INCOME TRUST

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

Our $325,000 secured revolving credit facility and $100,000 secured term loan are governed by a credit agreement, or our credit agreement, with a syndicate of institutional lenders. As collateral for all loans and other obligations under our credit agreement, certain of our subsidiaries pledged all of their respective equity interests in certain of our direct and indirect property owning subsidiaries, and our pledged subsidiaries provided first mortgage liens on 19 properties that had a gross book value of real estate assets of $1,035,653 as of December 31, 2025. The maturity date of our credit agreement is January 29, 2027 and, subject to the payment of an extension fee and meeting certain other requirements, we can extend the stated maturity date of our revolving credit facility by one year. Our credit agreement contains a number of covenants, including covenants that require us to maintain certain financial ratios, restrict our ability to incur additional debt in excess of calculated amounts and, subject to limited exceptions, restrict our ability to increase our distribution rate above the level of $0.01 per common share per quarter and enter into share repurchases. Availability of borrowings under our credit agreement is subject to ongoing minimum performance and market values of the 19 collateral properties, our satisfying certain financial covenants and other credit facility conditions.

Interest payable on borrowings under our credit agreement was a rate of the secured overnight financing rate, or SOFR, plus a margin of 350 basis points through the Petition Date. Effective on the Petition Date, and pursuant to the final DIP Order, interest payable on borrowings under our credit agreement changed to a rate of the U.S. federal prime rate plus a margin of 250 basis points. We are also required to pay an unused facility fee on the amount of total lending commitments, which was 25 basis points per annum at December 31, 2025. As of December 31, 2025, we were fully drawn on our $325,000 revolving credit facility and $100,000 was outstanding under our term loan.

As of December 31, 2025, the annual interest rate payable on borrowings under our credit agreement was 9.3%. The weighted average annual interest rate for borrowings under our credit agreement for the year ended December 31, 2025 was 8.2%.

Senior Notes Redemptions and Repayments

In January 2025, we redeemed, at par plus accrued interest, all of the remaining $171,586 of our 4.50% senior unsecured notes due 2025.

In February 2025, in connection with the sale of a collateral property, we redeemed, at par plus accrued interest, $5,469 of our senior secured notes due 2027. As a result, we recorded a loss on early extinguishment of debt of $928 during the year ended December 31, 2025 which represented the unamortized discounts and issuance costs related to these notes.

In July 2025, in connection with the sale of a collateral property, we redeemed, at par plus accrued interest, $2,029 of our senior secured notes due 2027. As a result, we recorded a loss on early extinguishment of debt of $285 during the year ended December 31, 2025 which represented the unamortized discounts and issuance costs related to these notes.

Our senior secured notes due 2027 require quarterly principal repayments of $6,500. As of December 31, 2025, we have made $19,500 of scheduled quarterly principal repayments on these notes in 2025. We did not make the scheduled quarterly principal repayment due on December 31, 2025 in accordance with the filing of the Chapter 11 Cases.

OFFICE PROPERTIES INCOME TRUST

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

Senior Notes Exchanges

In March 2025, we exchanged $14,439 of new 8.00% senior priority guaranteed unsecured notes, or the New 2030 Notes, for an aggregate $20,990 of our outstanding unsecured senior notes, or the Existing Notes, and such transaction, the Senior Note Exchange, as follows:

Existing Notes Exchanged	Aggregate Principal Amount of Existing Notes Accepted for Exchange	Aggregate Principal Amount of September 2029 Notes Delivered
Existing 2.650% 2026 Notes	$6,559	$5,836
Existing 2.400% 2027 Notes	2,478	1,882
Existing 3.450% 2031 Notes	11,953	6,721
Total	$20,990	$14,439

The New 2030 Notes are fully and unconditionally guaranteed on a joint, several and unsecured basis by certain of our subsidiaries which also guarantee our senior secured notes due 2027. The New 2030 Notes require semi-annual payments of interest only and are prepayable, at par plus accrued interest, after March 12, 2029. During the year ended December 31, 2025, we recorded an aggregate gain related to the Senior Note Exchange of $764, or $0.01 per common share, which is included in net gain (loss) on early extinguishment of debt in our consolidated statements of comprehensive income (loss).

Our credit agreement and senior notes indentures and their supplements provide for acceleration of payment of all amounts due thereunder upon the occurrence and continuation of certain events of default, such as, in the case of our credit agreement, a change of control of us, which includes RMR, ceasing to act as our business and property manager. Our credit agreement and senior notes indentures and their supplements also contain covenants, including covenants that restrict our ability to incur debts, require us to comply with certain financial covenants and, in the case of our credit agreement, restrict our ability to increase our distribution rate above the level of $0.01 per common share per quarter. The filing of the Chapter 11 Cases constituted an event of default under our credit agreement and senior notes indentures which accelerated amounts due under the applicable agreements. Efforts to enforce financial obligations under the applicable agreements are stayed as a result of the filing of the Chapter 11 Cases and the creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

As of December 31, 2025, seven of our properties with an aggregate gross book value of real estate assets of $305,859 were encumbered by mortgage notes with an aggregate principal amount of $177,320. Our mortgage notes are non-recourse, subject to certain limited exceptions and do not contain any material financial covenants. The borrowers under these mortgage notes, or the Mortgage Note Borrowers, are certain of our subsidiaries that are not included in the Chapter 11 Cases. However, we provide certain guarantees under these mortgage notes, and as a result, the filing of the Chapter 11 Cases constituted an event of default under these mortgage notes and each mortgage note was transferred to special servicing. The Mortgage Note Borrowers continue to own, operate and lease the collateral properties, remain current on debt service and are in active discussions with certain of the special servicers.

The required principal payments due during the next five years and thereafter under all our outstanding consolidated debt as of December 31, 2025 were as follows:

Year	Principal Payment
2026	$144,154
2027	921,300
2028	123,487
2029	910,278
2030	14,739
Thereafter	317,656
Total (1)	$2,431,614

(1)	Total consolidated debt outstanding as of December 31, 2025, net of unamortized premiums, discounts and issuance costs totaling $22,988, was $2,408,626.

OFFICE PROPERTIES INCOME TRUST

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

Note 10. Fair Value of Assets and Liabilities

Our financial instruments include our cash and cash equivalents, restricted cash, rents receivable, accounts payable, a revolving credit facility, a term loan, senior notes, mortgage notes payable, a debtor-in-possession term loan, amounts due to related persons, other accrued expenses and security deposits. At December 31, 2025 and 2024, the fair values of our financial instruments approximated their carrying values in our consolidated financial statements, due to their short term nature or floating interest rates, except as follows:

	As of December 31, 2025		As of December 31, 2024
Financial Instrument	Carrying Value(1)	Fair Value	Carrying Value(1)	Fair Value
Senior unsecured notes, 4.500% interest rate, due in 2025	$—	$—	$171,607	$169,302
Senior unsecured notes, 2.650% interest rate, due in 2026	133,929	13,393	139,578	106,078
Senior unsecured notes, 2.400% interest rate, due in 2027	78,306	7,831	80,486	49,475
Senior secured notes, 3.250% interest rate, due in 2027	417,994	336,485	363,432	383,806
Senior secured notes, 9.000% interest rate, due in March 2029	281,366	306,444	275,632	293,100
Senior secured notes, 9.000% interest rate, due in September 2029	609,999	530,699	637,052	529,436
Senior unsecured notes, 8.000% interest rate, due in 2030	14,439	4,918	—	—
Senior unsecured notes, 3.450% interest rate, due in 2031	102,402	10,240	113,511	49,688
Senior unsecured notes, 6.375% interest rate, due in 2050	162,000	12,312	157,096	80,676
Mortgage notes payable	173,840	182,223	172,912	177,295
Total	$1,974,275	$1,404,545	$2,111,306	$1,838.856

(1)	Includes unamortized debt premiums, discounts and issuance costs totaling $22,115 and $90,218 as of December 31, 2025 and 2024, respectively.

We estimated the fair values of our senior notes (except for our senior unsecured notes due 2050) using an average of the bid and ask price of the notes (Level 2 inputs as defined in the fair value hierarchy under GAAP) as of the measurement date. We estimated the fair values of our senior unsecured notes due 2050 based on the closing price on The Nasdaq Stock Market LLC, or Nasdaq, (Level 1 inputs as defined in the fair value hierarchy under GAAP) as of the measurement date. We estimated the fair values of our mortgage notes payable using discounted cash flow analyses and currently prevailing market rates (Level 3 inputs as defined in the fair value hierarchy under GAAP) as of the measurement date. Because Level 3 inputs are unobservable, our estimated fair values may differ materially from the actual fair values. The fair values presented are estimates and may not represent what investors may expect to receive as a result of our Chapter 11 Cases.

Note 11. Shareholders’ Equity

Share Issuances

In March 2025, we entered into a sales agreement with Clear Street LLC, or the Agent, pursuant to which we may issue and sell our common shares from time to time, in transactions that are deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended, for up to an aggregate sales price of $100,000, or the ATM Program. We are required to pay the Agent a cash commission of 3% of the gross sales prices of any common shares we sell under the ATM Program. During the year ended December 31, 2025, we sold an aggregate 4,171,689 of our common shares under the ATM Program valued at a weighted average share price of $0.27 for net proceeds of $1,106 after deducting Agent commissions and other offering costs. We did not sell any common shares under the ATM Program subsequent to June 30, 2025.

OFFICE PROPERTIES INCOME TRUST

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

Share Awards

We have common shares available for issuance under the terms of our Amended and Restated 2009 Incentive Share Award Plan, or the 2009 Plan. During the year ended December 31, 2025, we did not award any annual share awards to our Trustees, officers or other employees of RMR. During the year ended December 31, 2024, we awarded to our officers and other employees of RMR annual share awards of 544,555 of our common shares, valued at $1,160, in aggregate. During the year ended December 31, 2024, we awarded each of our nine Trustees, in accordance with our Trustee compensation arrangements, 11,627 of our common shares with an aggregate value of $225 ($25 per Trustee). The values of the share awards were based upon the closing price on Nasdaq of our common shares on the date of award. The common shares awarded to our officers and certain other employees of RMR vest in five equal annual installments beginning on the date of award. The common shares awarded to our Trustees vest immediately. We recognize share forfeitures as they occur and include the value of awarded shares in general and administrative expenses ratably over the vesting period.

A summary of shares awarded, forfeited, vested and unvested under the terms of the 2009 Plan for the years ended December 31, 2025 and 2024, is as follows:

	2025		2024
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at beginning of year	591,879	$4.32	288,681	$12.01
Awarded	—	$—	649,198	$2.14
Forfeited	(4,488)	$2.53	—	$—
Vested	(223,438)	$5.78	(346,000)	$6.62
Unvested at end of year	363,953	$3.44	591,879	$4.32

The 363,953 unvested shares as of December 31, 2025 are scheduled to vest as follows: 142,692 shares in 2026, 125,998 shares in 2027 and 95,263 shares in 2028. As of December 31, 2025, the estimated future compensation expense for the unvested shares was $1,053. The weighted average period over which the compensation expense will be recorded is approximately 19 months. During the years ended December 31, 2025 and 2024, we recorded $893 and $1,662, respectively, of compensation expense related to the 2009 Plan. At December 31, 2025, 2,116,553 of our common shares remained available for issuance under the 2009 Plan.

Share Purchases

During the years ended December 31, 2025 and 2024, we purchased 50,816 and 85,338 of our common shares, respectively, valued at weighted average share prices of $0.65 and $2.25 per common share, respectively, from certain of our Trustees and certain current and former officers and employees of RMR in satisfaction of tax withholding and payment obligations in connection with the vesting of prior awards of our common shares.

Distributions

During the years ended December 31, 2025 and 2024, we paid distributions on our common shares as follows:

	Annual Per		Characterization of Distributions
Year	Share Distribution	Total Distributions	Return of Capital	Ordinary Income	Qualified Dividend
2025	$0.02	$1,407	100.00%	—%	—%
2024	$0.04	$2,033	100.00%	—%	—%

In July 2025, we suspended our quarterly cash distribution on our common shares.

OFFICE PROPERTIES INCOME TRUST

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

Note 12. Segment Reporting

We manage our business on a consolidated basis and therefore have one reportable segment: ownership and leasing of properties. The chief operating decision maker, or CODM, is our President and Chief Executive Officer. The CODM assesses performance, allocates resources and makes strategic decisions based on net income (loss) as shown in our consolidated statements of comprehensive income (loss). The CODM is also regularly provided with information on expenses related to our management agreements with RMR, which are detailed in Note 6. The accounting policies of our reportable segment are the same as those described in Note 2. The measure of segment assets is reported as total assets in our consolidated balance sheets.

Note 13. Condensed Combined Debtor-in-Possession Financial Information

The financial statements below represent the unaudited condensed combined financial statements of our subsidiaries included in the Chapter 11 Cases, or the Debtors. As of and for the year ended December 31, 2025, the results of OPI’s subsidiaries that are not included in the Chapter 11 Cases, or the Non-Filing Entities, are not included in these condensed combined financial statements. Intercompany transactions among the Debtors have been eliminated in the financial statements contained herein. Intercompany transactions among the Debtors and the Non-Filing Entities have not been eliminated in the Debtors' financial statements.

OFFICE PROPERTIES INCOME TRUST

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

Debtors’ Condensed Combined Balance Sheet

December 31, 2025
ASSETS
Real estate properties:
Land	$675,765
Buildings and improvements	2,769,685
Total real estate properties, gross	3,445,450
Accumulated depreciation	(670,326)
Total real estate properties, net	2,775,124
Acquired real estate leases, net	121,204
Cash and cash equivalents	29,481
Restricted cash	43,410
Rents receivable	147,120
Due from related persons	231
Intercompany due from non-debtor entities	151,002
Deferred leasing costs, net	89,707
Other assets, net	330,656
Total assets	$3,687,935

LIABILITIES AND SHAREHOLDERS’ EQUITY
Secured debt, net	$715,718
Accounts payable and other liabilities	122,336
Due to related persons	4,455
Intercompany due to non-debtor entities	433,548
Assumed real estate lease obligations, net	7,976
Liabilities subject to compromise	1,578,132
Total liabilities	2,862,165

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest	739
Additional paid in capital	2,658,471
Cumulative net loss	(363,524)
Cumulative common distributions	(1,469,916)
Total shareholders’ equity	825,770
Total liabilities and shareholders’ equity	$3,687,935

OFFICE PROPERTIES INCOME TRUST

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

Debtors’ Condensed Combined Statement of Operations

Year Ended December 31, 2025
Rental income	$408,597

Expenses:
Real estate taxes	46,750
Utility expenses	25,775
Other operating expenses	115,934
Depreciation and amortization	163,608
Loss on impairment of real estate	2,048
Transaction related costs	42,455
General and administrative	19,266
Total expenses	415,836

Gain on sale of real estate	916
Interest and other income	3,143
Interest expense (including net amortization of debt premiums, discounts and issuance costs of $39,899)	(188,518)
Loss on early extinguishment of debt	(449)
Reorganization items, net	(78,333)
Income before income tax expense	(270,480)
Income tax expense	(116)
Net loss	$(270,596)

OFFICE PROPERTIES INCOME TRUST

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands, except per share amounts)

Debtors’ Condensed Combined Statement of Cash Flows

Year Ended December 31, 2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(270,596)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	115,034
Net amortization of debt premiums, discounts and issuance costs	39,898
Amortization of acquired real estate leases and assumed real estate lease obligations, net	37,367
Amortization of deferred leasing costs	13,683
Gain on sale of real estate	(916)
Loss on impairment of real estate	2,048
Net gain on early extinguishment of debt	(1,146)
Non-cash reorganization items	25,654
Straight line rental income	(21,160)
Other non-cash expenses, net	237
Equity in net losses of investees	405
Change in assets and liabilities:
Rents receivable	2,020
Due from related persons	(231)
Deferred leasing costs	(18,819)
Other assets	(9,426)
Accounts payable and other liabilities	70,773
Due to related persons	9,027
Net cash used in operating activities	(6,148)

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate improvements	(36,449)
Proceeds from sale of property, net	39,827
Net cash used in investing activities	3,378

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of senior unsecured notes	(171,600)
Repayment of senior secured notes	(26,998)
Payment of debt issuance costs	(1,196)
Borrowings on debtor-in-possession secured term loan	10,000
Proceeds from issuance of common shares, net	1,106
Repurchases of common shares	(32)
Distributions to common shareholders	(1,407)
Net cash provided by financing activities	(190,127)

Decrease in cash, cash equivalents and restricted cash	(192,897)
Cash, cash equivalents and restricted cash at beginning of period	265,788
Cash, cash equivalents and restricted cash at end of period	$72,891